O’Neill Law Group PLLC		435 Martin Street, Suite 1010
Blaine, WA 98230

Stephen F.X. O’Neill*	Christian I. Cu**	Telephone: (360) 332-3300
Facsimile: (360) 332-2291
E-mail: cic@stockslaw.com

January 7, 2005

AQUA SOCIETY, INC.
Konrad-Adenauer Strasse 9-13
45699 Herten, Germany

Attention: Achim Stamm, President

Dear Sirs:

RE:	AQUA SOCIETY, INC.
- 2004 Stock Incentive Plan

We have acted as counsel to Aqua Society, Inc., a Nevada corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) of 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the terms and conditions of the Company’s 2004 Stock Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) copies of the Company’s Articles of Incorporation, filed with the Nevada Secretary of State (the “Secretary”) on March 2, 2000, Certificate Amending Articles of Incorporation, filed with the Secretary on March 17, 2000, Certificate of Change, filed with the Secretary on August 17, 2004, Certificate of Amendment, filed with the Secretary on December 6, 2004 and Restated Articles of Incorporation, filed with the Secretary on December 17, 2004; (c) the Company’s Bylaws as currently in effect; (d) certain records of the Company’s corporate proceedings, including resolutions of the Board of Directors approving the Registration Statement and the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. We have also relied, without investigation, on an officer’s certificate provided by Achim Stamm, the Company’s President, Secretary and Treasurer.

Subject to the foregoing and to the assumptions, limitations and qualifications as are set out in this letter, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable under Chapter 78 of the Nevada Revised Statutes.

In rendering our opinion, we have assumed (a) the genuineness of all signatures on documents examined by us; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, photostatic, facsimile or other copies; (d) the legal capacity of the officers and

VANCOUVER OFFICE:	O’Neill Law Corporation
Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada V6E 3P3
Tel: (604) 687-5792 / Fax: (604) 687-6650
*Washington and British Columbia Bars **Nevada, Washington and British Columbia Bars

O’Neill Law Group PLLC	2

directors of the Company; (e) that all documents submitted to us for our review have not been altered or amended in any respect; and (f) that at the time the Company is or becomes obligated to issue any Shares upon the exercise of stock options granted, the Company will have adequate authorized and unissued shares of Common Stock to fulfill such obligations and will be in good standing with the Nevada Secretary of State. We have further assumed that each of the statements made and certified in the officer’s certificate provided to us by Achim Stamm was true and correct, without investigation thereto, and remains true and correct on the date hereof.

This opinion is limited to the general corporate laws of the State of Nevada and we express no opinion as to the effect or applicability of any securities, “blue sky” or other laws of the various states or any other jurisdiction. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect changes in the facts or law that may hereafter occur or take effect.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

O’NEILL LAW GROUP PLLC

By:	/s/ Christian Cu
CHRISTIAN I. CU